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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 3                       Washington, D. C. 20549

                                                           OMB Number: 3235-0104


             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)
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|                                             |                         |                                                          |
|1. Name and Address of Reporting Person *    |2. Date of Event         |4. Issuer Name and Ticker or Trading Symbol               |
|                                             |   Requiring Statement   |   Host Funding, Inc. (HFD)                              |
|  Sutter Capital Management, LLC             |   (Month/Day/Year)      |----------------------------------------------------------|
|---------------------------------------------|                         |5. Relationship of Reporting |6. If Amendment,            |
| (Last)          (First)             (Middle)|       4/21/99           |    Person(s) to Issuer      |Date of Original            |
|                                             |                         |    (Check all applicable)   |(Month/Day/Year)            |
|  595 Market Street, Suite 2100              |-------------------------|                             |                            |
|---------------------------------------------|                         |[ ] Director [X] 10% Owner   |                            |
|                (Street)                     |3. I.R.S. Identification |[ ] Officer  [ ] Other       |----------------------------|
|                                             |   Number of Reporting   |   (give        (specify     |7. Individual or            |
|  San Francisco                CA      94105 |   Person, if an entity  |    title        below)      |  Joint/Group Filing        |
|---------------------------------------------|   (voluntary)           |    below)                   |(check applicable line)     |
| (City)                      (State)   (Zip) |                         |                             |[X] Form Filed By One       |
|                                             |                         |                             |   Reporting Person         |
|                                             |                         |                             |[ ] Form Filed By More      |
|                                             |                         |                             |   than one Reporting Person|
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|                                             |                                                                                    |
|                                             | Table I  -  Non-Derivative Securities Beneficially Owned                           |
|
-----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security                        |2. Amount of Securities       |3. Ownership       |4. Nature of Indirect Beneficial  |
|  (Instr. 4)                                |   Beneficially Owned         |   Form: Direct    |   Ownership                      |
|                                            |   (Instr. 4)                 |   (D) or Indirect |   (Instr. 5)                     |
|                                            |                              |   (I) (Instr. 5)  |                                  |
|                                            |                              |                   |                                  |
|--------------------------------------------|------------------------------|-------------------|----------------------------------|
|                                            |                              |                   |                                  |
| Class A Common Stock                       |          22,250              |       D           |                                  |
-----------------------------------------------------------------------------------------------------------------------------------|
|                                            |                              |                   |  As manager of Sutter            |
| Class A Common Stock                       |         233,238              |       I           |  Opportunity Fund, LLC           |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see Instruction 5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currrently valid OMB control number.

SEC 1473 (3-99)
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FORM 3 (Continued)
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                                         Table II - Derivative Securities Beneficially Owned
                                    (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
|                                  |                  |                            |               |             |                 |
|1 Title of Derivative Security    |2. Date           |3. Title and Amount of      |4. Conversion  |5. Ownership |6. Nature of     |
|  (Instr. 4)                      |   Exercisable and|   Securities Underlying    |   or Exercise |   Form of   |   Indirect      |
|                                  |   Expiration Date|   Derivative Security      |   Price of    |   Deriva-   |   Beneficial    |
|                                  |  (Month/Day/Year)|   (Instr. 4)               |   Derivative  |   tive      |   Ownership     |
|                                  |------------------|----------------------------|   Security    |   Security: |   (Instr. 5)    |
|                                  | Date   | Expir-  |                  | Amount  |               |   Direct (D)|                 |
|                                  | Exer-  | ation   |      Title       | or      |               |   or        |                 |
|                                  | cisable| Date    |                  | Number  |               |   Indirect  |                 |
|                                  |        |         |                  | of      |               |   (I)       |                 |
|                                  |        |         |                  | Shares  |               |   (Instr. 5)|                 |
|                                  |        |         |                  |         |               |             |                 |
|----------------------------------|--------|---------|------------------|---------|---------------|-------------|-----------------|
|                                  |        |         |                  |         |               |             |                 |
|None                              |        |         |                  |         |               |             |                 |
|                                  |        |         |                  |         |               |             |                 |
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Explanation of Responses:

                                                                        Sutter Capital Management, LLC


                                                                             /s/ROBERT E. DIXON                          1/11/2000
                                                                        By: -------------------------------------        -----------
                                                                            **  Signature of Reporting Person             Date
                                                                                Robert E. Dixon, Manager

**  Intentional misstatement or ommissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: Transmit one copy of this Form to EDGAR, using a typed signature. If space is insufficient, see Intruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currrently valid OMB number.
                                                                                                                              Page 2
SEC 1473 (3-99)
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